May 22, 1997


To the Board of Directors of
Safety Components International, Inc.


Dear Directors:

         We have audited the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended March 31, 1997 and issued our report thereon dated May 22, 1997, except for Notes 1, 6 and 13, as to which the date is June 30, 1997. Note 2 to the consolidated financial statements describes a change in the Company's method of accounting for product launch costs from deferral to expense as incurred. It should be understood that the preferability of one acceptable method of product launch cost accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for product launch costs in conformity with Accounting Principles Board Opinion No. 20.



Yours very truly,


/S/ PRICE WATERHOUSE, LLP


Price Waterhouse, LLP